Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Expand Energy Corporation (formerly known as Chesapeake Energy Corporation) of our report dated February 24, 2022 relating to the financial statements of Chesapeake Energy Corporation (Predecessor), which appears in Chesapeake Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Oklahoma City, Oklahoma
November 20, 2024